Exhibit 99.1

FOR IMMEDIATE RELEASE

August 4, 2016

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS FOURTH QUARTER 2016 OPERATING RESULTS

Fairfield, New Jersey, August 4, 2016 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended June 30, 2016 of $4.9 million, or $0.05 per basic and diluted share. The results represent an increase of $713,000 compared to net income of $4.2 million, or $0.05 per basic and diluted share, for the prior quarter ended March 31, 2016.

For the fiscal year ended June 30, 2016, the Company reported net income of $15.8 million, or $0.18 per basic and diluted share. The results represent an increase of $10.2 million compared to net income of $5.6 million, or $0.06 per basic and diluted share, for the fiscal year ended June 30, 2015. Net income for fiscal 2015 reflected a $10.0 million charitable contribution made by the Company to the KearnyBank Foundation in conjunction with the closing of the Company’s second-step conversion and stock offering. After giving effect to the income tax benefit, the contribution reduced net income for fiscal 2015 by approximately $6.1 million or $0.07 per basic and diluted share.

Overview

The Company continued to execute strategies throughout fiscal 2016 that were intended to deploy a portion of the capital raised in its 2015 second-step conversion and stock offering. These strategies resulted in several significant balance sheet growth and diversification achievements for the year including:

•	The Company’s aggregate loan portfolio, excluding the allowance for loan losses, increased by $574.4 million, or 27.3% during the year ended June 30, 2016. The increase in the loan portfolio continued to reflect the Company’s strategic focus on commercial loans, whose outstanding balances increased by $540.6 million, or 38.4% for the year.

•	The Company’s securities portfolio decreased by $175.2 million, or 12.2%, to $1.26 billion, or 30.3% of earning assets, at June 30, 2016 from $1.43 billion, or 36.8% of earning assets, at June 30, 2015 reflecting the continuing reinvestment of security cash flows into the loan portfolio.

•	The balance of nonperforming loans decreased to $21.1 million, or 0.79% of total loans, at June 30, 2016 from $22.9 million, or 1.09% of total loans, at June 30, 2015.

•	The allowance for loan losses increased by $8.6 million or 55.3% such that the “total loan coverage ratio”, representing the balance of the allowance for loan loss as a percentage of total loans, increased to 0.90% at June 30, 2016 from 0.74% at June 30, 2015.

•	The “nonperforming loan coverage ratio”, representing the balance of the allowance for loan losses as a percentage of nonperforming loans, increased to 115.1% at June 30, 2016 from 68.2% at June 30, 2015.

•	The Company’s total deposits increased by $229.2 million, or 9.3%, to $2.69 billion at June 30, 2016, from $2.47 billion at June 30, 2015. The growth in deposits for fiscal 2016 included an increase of $20.2 million, or 9.3%, in non-interest-bearing deposits while interest-bearing deposits increased by $209.0 million, or 9.3%, for the year.

•	The Company’s total assets increased by $262.9 million, or 6.2%, to $4.50 billion at June 30, 2016 from $4.24 billion at June 30, 2015.

As highlighted below, the noted balance sheet growth and diversification achievements contributed to an overall increase in net interest income, while helping to counterbalance the downward pressure on net interest margin arising from historically low interest rates and the flat yield curve:

•	The Company’s net interest income increased by $14.4 million, or 17.8%, to $95.0 million for the year ended June 30, 2016 from $80.6 million for the year ended June 30, 2015.

•	The Company’s net interest margin increased by one basis point to 2.35% for the year ended June 30, 2016 from 2.34% for the year ended June 30, 2015.

The strategies executed by the Company during fiscal 2016 also served to strengthen and diversify its sources of non-interest income, as highlighted below:

•	The Company’s non-interest income increased by $2.8 million, or 35.1%, to $10.7 million for the year ended June 30, 2016 from $7.9 million for the year ended June 30, 2015.

•	The noted increase in non-interest income reflected an increase in fees and service charges totaling $602,000, or 20.7%, that was largely attributable to an increase in commercial mortgage loan prepayment fees.

•	The increase in non-interest income also included a $325,000 increase in loan sale gains that were largely attributable to a $243,000 increase in gains attributable to SBA loans originated and sold during fiscal 2016. The increase also included $82,000 in gains on sale of residential mortgage loans resulting from the initial implementation of the Company’s mortgage banking business strategy during the fourth quarter of fiscal 2016. In addition to bolstering non-interest income, the Company’s mortgage banking strategy is expected to help manage its exposure to interest rate risk.

During the first half of fiscal 2016, the Company conducted a comprehensive analysis of its operating practices, policies and procedures and the effectiveness with which its supporting infrastructure, including human resources and systems, were organized, deployed and utilized. A significant number of the findings and recommendations from that study were implemented during the latter half of fiscal 2016 while other initiatives are expected to be implemented during fiscal 2017. As highlighted below, the initiatives implemented by management based on this study contributed to an improvement in the Company’s operating efficiency during fiscal 2016 while reallocating certain internal costs to better support its strategic goals and objectives:

•	The Company’s ratio of non-interest expense to average assets decreased to 1.64% for the year ended June 30, 2016 from 2.10% for the year ended June 30, 2015, or 1.83% for fiscal 2015 after adjusting for the non-recurring expense associated with the Company’s $10.0 million charitable contribution to the KearnyBank Foundation, as discussed earlier.

•	The Company’s operating efficiency ratio improved to 68.50% from 88.18% for the prior year ended June 30, 2015, or 76.89% for fiscal 2015 after adjusting for the non-recurring expense associated with the Company’s $10.0 million charitable contribution to the KearnyBank Foundation, as discussed earlier.

•	The Company decreased its number of full time equivalent (“FTE”) employees by 20 FTEs, or 4.4%, to 438 FTEs at June 30, 2016 from 458 FTEs at June 30, 2015 with the reduction in FTE count arising largely through attrition.

Collectively, the factors noted above contributed to a significant increase in earnings for fiscal 2016 compared to fiscal 2015 as highlighted below:

•	The Company’s net income for the year ended June 30, 2016 increased by $10.2 million to $15.8 million, or $0.18 per basic and diluted share, from $5.6 million, or $0.06 per basic and diluted share, for the year ended June 30, 2015. As noted earlier, the Company’s contribution to the KearnyBank Foundation reduced net income for fiscal 2015 by approximately $6.1 million or $0.07 per basic and diluted share.

•	The Company’s return on average assets increased by 21 basis points to 0.36% for the year ended June 30, 2016 from 0.15% for the year ended June 30, 2015.

•	The Company’s return on average equity increased by 38 basis points to 1.36% for the year ended June 30, 2016 from 0.98% for the year ended June 30, 2015.

Finally, earnings from fiscal 2016 augmented the Company’s stockholders’ equity, which had already reflected the excess capital resulting from the second-step conversion and stock offering that was completed in fiscal 2015. As such, the Company implemented two key capital management strategies during fiscal 2016 to further support shareholder value:

•	The Company reinstituted the payment of a regular quarterly cash dividend through which it paid a total of $0.08 per share to stockholders during fiscal 2016. The Company generally anticipates maintaining a cash dividend payout ratio of approximately 50% during fiscal 2017.

•	The Company’s initiated a new share repurchase program in May 2016 through which it intends to repurchase a total of 9,352,809 shares, or 10%, of its outstanding shares. Through June 30, 2016, the Company repurchased 1,706,182 shares, or 18.2% of the shares to be repurchased under the current program, at a total cost of $22.3 million and at an average cost of $13.06 per share.

The remaining narrative and tabular exhibits present a discussion of the Company’s financial results for the quarter ended June 30, 2016 compared to those for the quarter ended March 31, 2016. The comparative statement of condition information for June 30, 2015 and the statement of operations information for the quarter and year ended June 30, 2016 and 2015 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended June 30, 2016 decreased by $237,000 to $24.2 million from $24.5 million for the quarter ended March 31, 2016 while the Company’s net interest margin decreased by four basis points to 2.34% from 2.38% between those same comparative periods. The decrease in net interest income reflected a decrease in interest income coupled with an increase in interest expense. The decrease in interest income reflected a decrease in the average yield on earning assets that was partially offset by an increase in their average balance. The increase in interest expense reflected increases in both the average balance and average cost of interest-bearing liabilities.

The decrease in interest income of $115,000 between linked periods was partly attributable to a four basis point decrease in the average yield on interest-earning assets to 3.16% for the quarter ended June 30, 2016 from 3.20% for the quarter ended March 31, 2016. The decrease in average yield on earning assets partly reflected a 32 basis point decrease in the average yield on other interest-earning assets that was largely attributable to the accumulation of lower-yielding, short-term liquid assets that arose from accelerating loan prepayments, as discussed in greater detail below. The decline in the average yield also reflected a decrease of seven basis points in the average yield on mortgage-backed securities and a two basis decrease in the average yield on loans. These decreases were partially offset by a five basis point increase in the average yield on non-mortgage-backed securities.

The impact on interest income attributable to the decrease in the average yield on interest-earning assets was partially offset by a $43.5 million increase in their average balance. During the quarter ended June 30, 2016, the average balance of loans increased by $28.0 million and the average balance of other interest-earning assets increased by $55.3 million. These increases in average balances were partially offset by decreases in the average balances of mortgage-backed and non-mortgage-backed securities of $24.8 million and $14.9 million, respectively. As above, the increase in the average balance of other interest-earning assets primarily reflected the increase in lower-yielding, short-term liquid assets arising from accelerating loan prepayments during the period.

As noted above, the decrease in net interest income between linked quarters also reflected an increase in interest expense between the same comparative periods. The $122,000 increase in interest expense between linked quarters reflected increases in the average balance and average cost of interest-bearing liabilities.

The increase in the average balance of interest-bearing liabilities between linked quarters reflected an increase in the average balance of interest-bearing deposits that was partially offset by a decrease in the average balance of borrowings. The average balance of interest-bearing deposits increased by $28.3 million to $2.45 billion for the quarter ended June 30, 2016 from $2.42 billion for the quarter ended March 31, 2016. The increase in the average balance was reflected across all categories of interest-bearing deposits, including a $23.7 million increase in the average balance of certificates of deposit coupled with increases of $1.3 million and $3.3 million in the average balances of interest-bearing checking accounts and savings and club accounts, respectively.

The average balance of borrowings decreased by $659,000 reflecting modest decreases in the average balance of both FHLB advances and depositor sweep accounts that were generally attributable to normal pay downs and operating fluctuations in the applicable balances.

The average cost of interest-bearing liabilities increased by one basis point to 1.12% for the quarter ended June 30, 2016 from 1.11% for the quarter ended March 31, 2016. The increase reflected a two basis point increase in the average cost of interest-bearing deposits that was partially offset by a six basis point decrease in the average cost of borrowings.

Finally, the repurchase of the Company’s shares, as discussed earlier, contributed to the decrease in net interest income and the net interest margin for the quarter ended June 30, 2016 as interest-earning assets were effectively utilized to fund share repurchases. While generally expected to enhance shareholder value over time, the Company recognizes that its ongoing share repurchase strategies will have an adverse impact on net interest income and net interest margin as the opportunity cost of the foregone interest income on a growing pool of share repurchases increases over time.

Provision for Loan Losses

The provision for loan losses decreased by $543,000 to $2.0 million for the quarter ended June 30, 2016 compared to $2.6 million for the quarter ended March 31, 2016. The decrease largely reflected the effects of lower specific losses identified on loans individually evaluated for impairment between comparative periods. The provision also reflected the effects of comparatively larger increases in historical and environmental loss factors that were largely offset by the effect of the net decrease in the outstanding balance of the loan portfolio during the quarter ended June 30, 2016.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of real estate owned (“REO”), increased by $526,000 to $3.2 million for the quarter ended June 30, 2016 from $2.7 million for the quarter ended March 31, 2016. The increase reflected a $546,000 increase in fees and service charges that was primarily attributable to an increase in loan prepayment charges. The increase in non-interest income also reflected an increase in a variety of deposit-related fees and charges due, in part, to seasonal fluctuations in ATM and other electronic banking-related service charges.

The increase was partially offset by a net decrease in gain on sale of loans. The net decrease in loan sale gains partly reflected a $106,000 decline in gains associated with the sale of SBA loans reflecting normal fluctuations in loan origination and sale volume. However, the decrease was partially offset by the recognition of $82,000 in gains on sale of residential mortgage loans resulting from the initial implementation of the Company’s mortgage banking business strategy during the quarter, as noted earlier.

The variance in total non-interest income also reflected the recognition of $24,000 in net gains attributable to the sale and write downs of REO during the quarter ended June 30, 2016. The net gain partly reflected the sale of two separate properties during the period. By comparison, during the quarter ended March 31, 2016, the Company recognized $48,000 in net losses attributable to the sale and write downs of REO.

Non-interest Expense

Non-interest expense decreased by $975,000 to $17.7 million for the quarter ended June 30, 2016 from $18.7 million for the quarter ended March 31, 2016. The decrease in non-interest expense primarily reflected the decrease in total miscellaneous expense attributable to the effect of a non-recurring recovery of pension plan expense totaling $931,000 during the quarter resulting from the Company’s amendment of its Directors Consultation and Retirement Plan (the “DCRP”) in December 2015. The noted amendments froze the DCRP such that no additional DCRP benefits accrue to any participant after December 31, 2015 and revised the minimum age requirement for benefit vesting purposes. The Company also reduced its recurring DCRP benefit expense accrual by an additional $129,000 during the quarter ended June 30, 2016 to reflect the impact of the amendments on DCRP expense for fiscal 2016. The noted decrease was partially offset by a net increase in the remaining categories of general and administrative expenses included in miscellaneous expense.

The net decrease in non-interest expense also reflected decreases in premises occupancy expense and advertising and marketing expense that were largely offset by increases in salaries and employee benefits expense and equipment and systems expense.

The decrease in premises occupancy expense generally reflected normal seasonal and other operating fluctuations in facility-related repairs and maintenance expenses while the decrease in advertising and marketing expense reflected a decrease in both outdoor and electronic media advertising for the period.

The increase in employee compensation-related expenses primarily reflected an increase in commission and incentive compensation-related expenses reflecting the improved performance metrics supporting the underlying compensation plans while also reflecting an increase in ESOP expense attributable to the increase in the Company’s average share price between comparative periods. The noted increase in equipment and systems expense largely reflected increases in service provider expenses relating to the Company’s growing internet/mobile banking programs as well as increases in recurring data network charges.

Provision for Income Taxes

Income tax expense increased by $1.1 million to $2.8 million for the quarter ended June 30, 2016 from $1.7 million for the quarter ended March 31, 2016, reflecting effective income tax rates of 36.7% and 28.6%, respectively. The increases in income tax expense and the effective income tax rate primarily reflected the underlying differences in the taxable portion of pre-tax net income between comparative periods while also reflecting less noteworthy adjustments to deferred income taxes relating to the Company’s prior acquisition of Atlas Bank.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $84.2 million to $199.2 million at June 30, 2016 from $115.0 million at March 31, 2016. The variance between periods generally reflected the temporary accumulation of short-term, liquid assets arising from an increase in loan prepayments during the quarter ended June 30, 2016. The Company intends to reinvest a significant portion of the excess liquidity that accumulated during the quarter ended June 30, 2016 back into the loan portfolio during the first quarter of fiscal 2017.

Management actively monitors the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives while meeting its performance and risk management objectives. Where appropriate, the Company may alter its liquidity management strategies based upon those objectives. Notwithstanding the near-term increase in their balances, the Company generally intends to reduce the average balance of cash and cash equivalents, compared to the average balance maintained during fiscal 2016, to further reduce the opportunity cost of maintaining excess liquidity.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, decreased by $42.5 million to $2.67 billion at June 30, 2016 from $2.72 billion at March 31, 2016. As noted earlier, a significant increase in loan prepayments contributed to the decrease in the ending balance of the Company’s aggregate loan portfolio at June 30, 2016 compared to the prior quarter ended March 31, 2016. Despite the increase in prepayments, the average balance of the loan portfolio continued to grow between those same comparative periods.

The overall decrease in the loan portfolio during the quarter ended June 30, 2016 reflected an aggregate decrease in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $27.9 million. The decrease in loans also reflected a decrease in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $13.4 million as well a $1.7 million decrease in the outstanding balance of construction loans. The noted decreases were partially offset by a $445,000 increase in consumer loans for the quarter.

The Company continued its strategic focus on commercial lending during the quarter ended June 30, 2016 despite a noteworthy acceleration of commercial loan prepayments that outpaced loan origination volume for the quarter. As noted above, the commercial loan portfolio decreased by $27.9 million, or 1.4%, to $1.95 billion, or 72.9% of total loans, at June 30, 2016 from $1.98 billion, or 72.8% of total loans, at March 31, 2016.

Notwithstanding the decrease in the portfolio during the latest quarter, the longer-term growth in the portfolio continues to reflect the effects of the Company’s expanding commercial loan origination and acquisition resources and its competitive term and pricing strategies for high quality loans. In that regard, the growth in the loan portfolio of $574.4 million, or 27.3%, during fiscal 2016 was primarily attributable to internally sourced originations, while purchases of loan pools and participations were utilized early in the year to initially deploy a portion of the proceeds raised in the Company’s second-step conversion and stock offering that was completed in the fourth quarter of fiscal 2015.

The Company is continuing to expand its residential lending infrastructure to support strategies focused on increasing the origination volume of residential mortgage loans for sale into the secondary market. Such expansion included the hiring of a new Director of Residential Lending during fiscal 2016 who evaluated and updated the Company’s residential lending infrastructure during the latter half of the year to support that objective. An anticipated increase in residential mortgage loan origination and sale activity is expected to support growth in the Company’s non-interest income over time through the recognition of recurring loan sale gains, while also serving to help manage the Company’s exposure to interest rate risk.

Notwithstanding the adoption of the mortgage banking strategy noted above, it remains the Company’s intent to modestly increase the outstanding balance of the residential mortgage portfolio while allowing the segment to continue to decline as a percentage of total loans and earning assets.

The balance of consumer loans at June 30, 2016 includes loans acquired through the Company’s relationship with Lending Club, an established peer-to-peer (i.e. marketplace) lender. Through this relationship, the Company has purchased high-quality, unsecured consumer loans originated through Lending Club’s online platform. At June 30, 2016, the outstanding balance of the Company’s Lending Club loans totaled $21.8 million, representing the outstanding balance of 1,252 loans with a weighted average interest rate of 9.78% and weighted average FICO scores and debt-to-income ratios of 729 and 17.9%, respectively. A total of 14 Lending Club loans with aggregate outstanding balances totaling $260,000, or 1.20% of total Lending Club loans, were “120 days or less past due” at June 30, 2016 while three loans totaling $51,000 were charged off during the year ended June 30, 2016.

The Company generally intends to limit the growth of its Lending Club loan portfolio to an initial threshold of approximately $25.0 million in aggregate outstanding balances. However, the Company temporarily suspended its purchases of Lending Club during the quarter ended June 30, 2016 based upon recently disclosed events that resulted in the resignation of the Lending Club’s founder and CEO. Subject to a satisfactory resolution of these matters, the Company generally intends to maintain the balance of its portfolio within the noted threshold for a period of time while continuing to independently monitor and validate the performance of the portfolio in relation to Company’s expectations as well as those of Lending Club’s proprietary credit risk model. Additional investment in Lending Club loans may be considered by the Company after a sufficient period of time to properly gauge performance of the initial portfolio and quality of loan servicing and reporting rendered by Lending Club.

Nonperforming Assets

At June 30, 2016, the balance of the Company’s nonperforming assets totaled $21.9 million, or 0.49% of total assets, and comprised nonperforming loans totaling $21.1 million, or 0.79% of total loans, plus three REO properties totaling $826,000. By comparison, at March 31, 2016, the balance of nonperforming assets totaled $29.7 million, or 0.66% of total assets, and comprised nonperforming loans totaling $28.3 million, or 1.04% of total loans, plus four REO properties totaling $1.5 million. The decrease in nonperforming loans during the quarter ended June 30, 2016 largely reflected the payoff of a $5.9 million commercial mortgage loan that had originally been placed on nonaccrual at March 31, 2016 based on the Company accepting a short payoff to dispose of the loan.

At June 30, 2016, the balance of nonperforming loans included $38,000 in loans reported as “accruing loans over 90 days past due” as well as $21.0 million of loans reported as “nonaccrual”. The balance of nonperforming loans at March 31, 2016 was comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $29.3 million to $693.7 million at June 30, 2016 from $723.0 million at March 31, 2016. Such balances included securities available for sale and securities held to maturity of $283.6 million and $410.1 million, respectively, at June 30, 2016 and $297.7 million and $425.3 million, respectively, at March 31, 2016. The aggregate decrease in mortgage-backed securities partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $30.9 million for the quarter ended June 30, 2016 that was partially offset by a $1.6 million increase in the fair value of the available for sale portion of the portfolio to an unrealized gain of $7.5 million at June 30, 2016 from an unrealized gain of $5.9 million at March 31, 2016.

The aggregate balance of non-mortgage-backed securities increased by $1.9 million to $557.1 million at June 30, 2016 from $555.2 million at March 31, 2016. Such balances included securities available for sale and securities held to maturity of $389.9 million and $167.2 million, respectively, at June 30, 2016 and $388.1 million and $167.1 million, respectively, at March 31, 2016. The aggregate increase in non-mortgage-backed securities primarily reflected a $2.2 million increase in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $12.2 million at June 30, 2016 from a net unrealized loss of $14.4 million at March 31, 2016. The increase also reflected the purchase of $1.4 million of non-mortgage-backed securities during the period. The noted increases were partially offset by principal repayments, net of premium amortization and discount accretion, totaling $1.7 million for the period.

The changes in the fair value of the Company’s non-mortgage-backed securities available for sale reflected the significant volatility in the financial markets during the year ended June 30, 2016 which resulted in a noteworthy widening of pricing spreads on the Company’s holdings of corporate bonds, asset-backed securities, collateralized loan obligations and single-issuer trust preferred securities during the year. Notwithstanding the impact of these factors on the fair value of certain “credit products” during the year, the Company’s latest impairment analysis reaffirmed that its securities with unrealized losses at June 30, 2016 were not “other-than-temporarily impaired” as of that date.

Deposits

Total deposits increased by $34.1 million to $2.69 billion at June 30, 2016 from $2.66 billion at March 31, 2016. The increase in deposit balances reflected a $22.0 million increase in interest-bearing deposits coupled with a $12.1 million increase in non-interest-bearing deposits. The increase in interest-bearing deposits included increases in the balances of certificates of deposit and interest-bearing checking accounts totaling $11.8 million and $15.0 million, respectively, which were partially offset by a $4.8 million decrease in the balance of savings and club accounts.

The balance of interest-bearing checking accounts at June 30, 2016 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances increased by $333,000 to $224.1 million, or 8.3% of total deposits at June 30, 2016, from $223.8 million, or 8.4% of total deposits at March 31, 2016. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for an original term of no less than five years during which total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million. The funding agreements supporting the Promontory relationship currently expire in July 2018.

The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits remained stable at $89.9 million, representing 3.3% and 3.4% of total deposits at June 30, 2016 and March 31, 2016, respectively.

Borrowings

The Company’s borrowings decreased by $3.9 million to $614.4 million at June 30, 2016 from $618.3 million at March 31, 2016. The decrease in borrowings partly reflected a $6.5 million decrease in FHLB advances attributable to the repayment of a maturing term advance coupled with the scheduled principal repayment on amortizing advances. The decrease in FHLB advances was partially offset by a $2.6 million increase in outstanding overnight “sweep account” balances linked to customer demand deposits that generally reflected normal operating fluctuations in such balances.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased by $17.1 million to $1.15 billion at June 30, 2016 from $1.16 billion at March 31, 2016. As noted earlier, the net decrease in stockholders’ equity largely reflected the Company’s repurchases of its capital stock in accordance with its stock repurchase program announced on May 20, 2016. Through June 30, 2016, the Company had repurchased 1,706,182 shares, or 18.2% of the shares to be repurchased under the current program at an average cost of $13.06 per share. The accumulated cost of these share repurchases totaling $22.3 million was reported in the balance of stockholders’ equity at June 30, 2016.

The decrease in stockholder’s equity attributable to share repurchases was partially offset by net income of $4.9 million for the quarter ended June 30, 2016, from which cash dividends of $1.8 million were paid during the quarter. The decrease was also partially offset by a decrease in accumulated other comprehensive loss, due primarily to changes in the fair value of the Company’s available for sale securities and derivatives portfolios. A reduction in unearned ESOP shares also offset a portion of the net decrease in stockholders’ equity for the period.

At June 30, 2016, the Company’s total consolidated equity to assets ratio was 25.50%, while the Bank’s total consolidated equity to assets ratio was 17.64%. The Company’s and Bank’s capital ratios at June 30, 2016 were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	June 30, 2016	March 31, 2016	June 30, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$199,200	$114,956	$340,136

Debt securities available for sale	389,910	388,068	420,660
Mortgage-backed securities available for sale	283,627	297,719	346,619

Securities available for sale	673,537	685,787	767,279

Debt securities held to maturity	167,171	167,144	219,862
Mortgage-backed securities held to maturity	410,115	425,286	443,479

Securities held to maturity	577,286	592,430	663,341

Loans receivable	2,677,303	2,720,069	2,102,864
Allowance for loan losses	(24,229)	(23,010)	(15,606)

Net loans receivable	2,653,074	2,697,059	2,087,258

Premises & equipment	38,385	38,598	39,180
Federal Home Loan Bank stock	30,612	29,670	27,468
Goodwill	108,591	108,591	108,591
Bank owned life insurance	176,016	174,642	170,452
Other assets	43,358	44,276	33,482

Total assets	$4,500,059	$4,486,009	$4,237,187

Non-interest bearing deposits	$238,751	$226,700	$218,533
Interest-bearing deposits	2,456,082	2,434,073	2,247,117

Deposits	2,694,833	2,660,773	2,465,650

Federal Home Loan Bank advances	578,788	585,317	536,405
Other borrowings	35,635	33,003	35,094

Borrowings	614,423	618,320	571,499

Other liabilities	43,174	42,170	32,663

Total liabilities	3,352,430	3,321,263	3,069,812

Stockholders’ equity	1,147,629	1,164,746	1,167,375

Total liabilities & stockholders’ equity	$4,500,059	$4,486,009	$4,237,187

Consolidated Capital Ratios:
Equity to assets at period end	25.50%	25.96%	27.55%
Tangible equity to tangible assets at period end(1)	23.65%	24.12%	25.63%

Share Data:
Outstanding shares (in thousands)	91,822	93,528	93,528
Closing price as reported by NASDAQ	$12.58	$12.35	$11.16
Equity per share	$12.50	$12.45	$12.48
Tangible equity per share(1)	$11.31	$11.29	$11.31

Asset Quality Ratios:
Non-performing loans to total loans	0.79%	1.04%	1.09%
Non-performing assets to total assets	0.49%	0.66%	0.56%
Allowance for loan losses to total loans	0.90%	0.85%	0.74%
Allowance for loan losses to non-performing loans	115.07%	81.38%	68.17%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Summary of Operations:
Interest income on:
Loans receivable	$25,698	$25,585	$20,321	$97,956	$76,614
Mortgage-backed securities	4,032	4,296	4,270	17,251	18,634
Non-mortgage-backed securities	2,541	2,539	2,352	9,910	9,193
Other interest-earning assets	496	462	617	1,771	1,598

Total interest income	32,767	32,882	27,560	126,888	106,039
Interest expense on:
Interest-bearing checking	1,123	1,088	1,110	4,245	3,961
Savings and clubs	213	211	215	851	819
Certificates of deposit	3,804	3,633	2,843	13,577	11,159

Total interest-bearing deposits	5,140	4,932	4,168	18,673	15,939

Federal Home Loan Bank advances	3,361	3,444	2,406	13,049	9,340
Other borrowings	39	42	41	181	152

Total borrowings	3,400	3,486	2,447	13,230	9,492

Total interest expense	8,540	8,418	6,615	31,903	25,431

Net interest income	24,227	24,464	20,945	94,985	80,608
Provision for loan losses	2,046	2,589	1,757	10,690	6,108

Net interest income after loan loss provision	22,181	21,875	19,188	84,295	74,500

Non-interest income:
Fees and service charges	1,340	794	658	3,516	2,914
Gain on sale of securities	0	0	0	2	7
Gain (loss) on sale and write down of real estate owned	24	(48)	(137)	(137)	(793)
Gain on sale of loans	132	156	20	436	111
Income from bank-owned life insurance	1,374	1,390	630	5,563	3,999
Electronic banking fees and charges	284	244	277	1,091	1,037
Miscellaneous	57	77	69	256	666

Total non-interest income	3,211	2,613	1,517	10,727	7,941

Non-interest expense:
Salaries and employee benefits	10,640	10,459	9,761	42,105	39,242
Net occupancy expense of premises	1,813	1,991	1,871	7,487	7,537
Equipment and systems	2,092	2,045	1,957	7,729	7,875
Advertising and marketing	490	539	409	2,020	1,208
Federal deposit insurance premium	687	684	708	2,708	2,534
Directors’ compensation	224	225	184	812	709
Miscellaneous	1,732	2,710	12,508	9,556	18,976

Total non-interest expense	17,678	18,653	27,398	72,417	78,081

Income before taxes	7,714	5,835	(6,693)	22,605	4,360
Provision for income taxes	2,833	1,667	(3,352)	6,783	(1,269)

Net income	$4,881	$4,168	$(3,341)	$15,822	$5,629

Per Share Data:
Net income per share:
Basic(2)	$0.05	$0.05	($0.04)	$0.18	$0.06
Diluted(2)	$0.05	$0.05	($0.04)	$0.18	$0.06
Weighted average number of common shares outstanding (in thousands):
Basic(2)	89,443	89,690	89,269	89,591	91,717
Diluted(2)	89,481	89,724	89,292	89,625	91,841
Cash dividends per share(1)(2)	$0.02	$0.02	$0.00	$0.08	$0.00

(1)	Represents dividends declared per common share.
(2)	As a result of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Average Balances:
Loans receivable	$2,682,755	$2,654,753	$2,017,081	$2,512,231	$1,849,785
Mortgage-backed securities	705,962	730,810	672,802	741,163	703,576
Non-mortgage-backed securities	569,422	584,345	641,996	602,404	637,247
Other interest-earning assets	191,129	135,872	621,358	194,451	256,212

Total interest-earning assets	4,149,268	4,105,780	3,953,237	4,050,249	3,446,820
Non-interest-earning assets	352,841	356,578	274,253	355,110	271,081

Total assets	$4,502,109	$4,462,358	$4,227,490	$4,405,359	$3,717,901

Interest-bearing checking	$726,327	$725,070	$1,029,965	$723,130	$796,963
Savings and clubs	519,055	515,762	525,120	516,390	515,824
Certificates of deposit	1,200,874	1,177,147	1,015,485	1,116,906	1,025,482

Total interest-bearing deposits	2,446,256	2,417,979	2,570,570	2,356,426	2,338,269
Federal Home Loan Bank advances	585,085	585,329	547,448	582,118	526,506
Other borrowings	32,183	32,598	33,335	35,392	30,662

Total borrowings	617,268	617,927	580,783	617,510	557,168

Total interest-bearing liabilities	3,063,524	3,035,906	3,151,353	2,973,936	2,895,437
Non-interest-bearing liabilities	274,275	259,321	256,560	265,285	246,631

Total liabilities	3,337,799	3,295,227	3,407,913	3,239,221	3,142,068
Stockholders’ equity	1,164,310	1,167,131	819,577	1,166,138	575,833

Total liabilities and stockholders’ equity	$4,502,109	$4,462,358	$4,227,490	$4,405,359	$3,717,901

Average interest-earning assets to average interest-bearing liabilities	135.44%	135.24%	125.45%	136.19%	119.04%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Performance ratios:

Yield on average:
Loans receivable	3.83%	3.85%	4.03%	3.90%	4.14%
Mortgage-backed securities	2.28%	2.35%	2.54%	2.33%	2.65%
Non-mortgage-backed securities	1.79%	1.74%	1.46%	1.65%	1.44%
Other interest-earning assets	1.04%	1.36%	0.40%	0.91%	0.62%

Total interest-earning assets	3.16%	3.20%	2.79%	3.13%	3.08%

Cost of average:
Interest-bearing checking	0.62%	0.60%	0.43%	0.59%	0.50%
Savings and clubs	0.16%	0.16%	0.16%	0.16%	0.16%
Certificates of deposit	1.27%	1.23%	1.12%	1.22%	1.09%

Interest-bearing deposits	0.84%	0.82%	0.65%	0.79%	0.68%
Federal Home Loan Bank advances	2.30%	2.35%	1.76%	2.24%	1.77%
Other borrowings	0.50%	0.51%	0.50%	0.51%	0.50%

Total borrowings	2.20%	2.26%	1.69%	2.14%	1.70%

Total interest-bearing liabilities	1.12%	1.11%	0.84%	1.07%	0.88%

Net interest rate spread(1)	2.04%	2.09%	1.95%	2.06%	2.20%
Net interest margin(2)	2.34%	2.38%	2.12%	2.35%	2.34%

Non-interest income to average assets	0.29%	0.23%	0.14%	0.24%	0.21%
Non-interest expense to average assets	1.57%	1.67%	2.59%	1.64%	2.10%

Efficiency ratio	64.43%	68.89%	121.98%	68.50%	88.18%

Return on average assets	0.43%	0.37%	-0.32%	0.36%	0.15%
Return on average equity	1.68%	1.43%	-1.63%	1.36%	0.98%

(1)	Yield on average interest-earning assets less cost of average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.